Exhibit 2


                              STOCK SALE AGREEMENT



THIS AGREEMENT made and entered into this the 15th day of March, 2002, by and between ________ (hereinafter "seller") and Callisto Pharmaceuticals, Inc. (hereinafter "buyer").

NOW THEREFORE, for and in consideration of the mutual promises and agreements contained herein, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      Capital Stock to be Sold: Seller agrees to sell to buyer and buyer agrees to purchase from seller _____ Shares (__) shares of the common stock of Webtronics, Inc. representing ________________ percent (__%) of the outstanding capital stock of Webtronics, Inc. (Hereinafter the "stock").


      Purchase Price: The purchase price for the stock shall be no less than __________ dollars ($______) payable in cash at closing. For value received seller hereby sells, assigns, and transfers unto the buyer (_______) shares and hereby irrevocably constitutes and appoints Kevin Monahan to transfer the said shares on the share register of Webtronics, Inc. with full power of substitution in the premises.


      Closing: The closing shall be in the offices of Kramer Levin Naftalis & Frankel LLP at 10:00 A.M. on March 15, 2002, or as otherwise agreed by the parties.


APPROVED AND AGREED this 15th day of March, 2002.

SELLER                        Buyer  - CALLISTO PHARMACEUTICALS, INC.

--------------------          ---------------------
Print Name                    Print Name

--------------------          ---------------------
Sign Name                     Sign Name